Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

Cortex Announces Second Private Placement

with Samyang

IRVINE, CA (October 26, 2011) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX)) announced that it has completed a private placement of $0.5 million in common stock and warrants with a single institutional investor, Samyang Value Partners Co., Ltd., a wholly owned subsidiary of Samyang Optics Co., Ltd. of Korea. This investment follows the Company’s private placement of $1.5 million in convertible promissory notes and warrants with Samyang Optics Co., Ltd. in January 2010.

A total of 6,765,466 shares of Cortex common stock and warrants to purchase up to an additional 1,691,367 shares of its common stock were issued to Samyang Value Partners Co., Ltd. The purchase price per share for the transaction was based upon a weighted average of the closing prices of the Company’s common stock over a five trading day period prior to signing the definitive agreement. The warrants have a two-year term and an exercise price of $0.1035 per share.

In connection with the investment, Cortex and Samyang have entered into a memorandum of understanding (“MOU”) regarding a potential license agreement for rights to the AMPAKINE® CX1739 for the treatment of neurodegenerative diseases in South Korea. The MOU also provides Samyang with rights of negotiation to expand its territory into other South East Asian countries, excluding Japan, Taiwan and China, and to include rights to the high impact AMPAKINE CX1846 as a potential treatment for neurodegenerative diseases.

Cortex plans to use the net proceeds from the private placement for general corporate purposes to support ongoing development of its AMPAKINE compound platform.

“We appreciate Samyang’s financial support and the decision to make a further investment in Cortex by their Chief Executive Officer, Mr. Soung Jin Kim,” stated Mark A. Varney, Cortex President and CEO.

The securities were offered to an accredited investor in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy any securities and is being issued under Rule 135c under the Securities Act.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and sleep apnea. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Additionally, recent studies have shown that the AMPAKINE compounds also impact areas in the brain stem that control breathing. Recent work has focused on the potential treatment of sleep apnea disorders which can have a deleterious impact on numerous disease states including congestive heart failure. Also, respiratory depression caused by opioid analgesics, anesthetic agents and benzodiazepines can be reduced by AMPAKINE compounds. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Samyang Optics Co., Ltd.

Samyang, located in Masan, Korea, is a developer of optical lenses and a range of applications for closed circuit television systems used extensively in highly important security settings such as casinos, banks, as well as government and commercial building structures. Samyang’s securities are publicly traded on the Korean stock exchange.

Forward-Looking Statement

Note — this press release contains forward-looking statements concerning the Company’s operating activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company may not generate sufficient cash from operations and from external financing to continue as a going concern; that the Company may not be successful in securing any licensing, partnering or M&A arrangements; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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